Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG THIRD QUARTER 2022 FINANCIAL RESULTS

Third Quarter Sales Increase 13% to a Record $66.2 Million Compared with $58.7 Million in Fiscal 2021

All Access Pass Subscription and Subscription Services Sales Grow 32% to $39.1 Million, Education Division Revenues Grow 21%

Sum of Billed and Unbilled Deferred Subscription Revenue Increases 21% to $116.5 Million Compared with May 31, 2021

Operating Income and Adjusted EBITDA Exceed Expectations, Operating Income Increases to $5.9 Million and Adjusted EBITDA Increases 27% to $10.9 Million

Liquidity Remains Strong, Cash Flows from Operating Activities Increase 28% to $39.5 Million, Available Liquidity Totals $67 Million After Investing $20.3 Million to Repurchase Shares

Company Increases Earnings Guidance for Fiscal 2022

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its third quarter of fiscal 2022, which ended on May 31, 2022.

Introduction

The Company’s strong third quarter performance was highlighted by the following key metrics:

▪

The Company’s consolidated sales for the quarter ended May 31, 2022 continued the trend of strong growth across fiscal 2021.  Consolidated sales for the third quarter increased 13% to $66.2 million compared with $58.7 million in fiscal 2021.  Rolling four quarter sales through May 31, 2022 increased 24% to $253.0 million.  The Company’s sales increased during the third quarter of fiscal 2022, primarily due to strong subscription and subscription services sales, including the following:

o	All Access Pass subscription and subscription services sales grew 32% to $39.1 million in the third quarter compared with the same quarter of fiscal 2021.
o

Education Division revenues grew 21% on the strength of increased consulting, coaching, and training days delivered during the quarter, increased recognition of previously deferred revenue related to Leader in Me subscriptions, and increased training and classroom material sales.

o

The sum of billed and unbilled deferred revenue at May 31, 2022 grew 21% to $116.5 million, compared with May 31, 2021.  Approximately 42% of the Company’s All Access Pass subscriptions are multi-year contracts.

The Company was pleased with its overall sales growth during the quarter despite some international headwinds, including a 66% decrease in China office sales and a 15% decrease in Japan office sales, primarily due to pandemic mitigation measures and economic conditions in those countries.  Foreign exchange rates also had a $0.8 million adverse impact on the Company’s sales during the third quarter.  Excluding these items, the remainder of the Company grew revenue 19% over the prior year.

▪	On the strength of increased sales and continued strong gross margins, gross profit for the third quarter increased 11% to $51.1 million compared with $45.9 million in 2021.
▪	Operating income increased 91%, or $2.8 million, to $5.9 million in the third quarter compared with $3.1 million in fiscal 2021.
▪

Adjusted EBITDA increased 27% to $10.9 million for the quarter ended May 31, 2022 compared with $8.6 million in fiscal 2021.  Rolling four-quarter Adjusted EBITDA increased 50% to $39.4 million compared with $26.3 million for the corresponding period in fiscal 2021.

▪	Cash flows provided by operating activities for the three quarters ended May 31, 2022 increased 28% to $39.5 million compared with $30.9 million in fiscal 2021.
▪

With $52.1 million of cash and $15 million available on its revolving line of credit, the Company’s liquidity totaled more than $67 million at May 31, 2022 despite using $20.3 million of cash to repurchase over 499,000 shares of its common stock on the open market during the third quarter.

Paul Walker, President and Chief Executive Officer, commented, “We are very pleased with our strong third quarter and year-to-date results.  Our revenue growth, strong gross margin, and operational efficiency produced strong financial results in the third quarter, including a 91% increase in operating income to $5.9 million, a 28% increase in cash flows from operating activities to $39.5 million, and a 27% increase in Adjusted EBITDA to $10.9 million.   Our liquidity also remained strong as our cash balances totaled $52.1 million at May 31, 2022, even after spending $20.3 million on open market stock repurchases during the quarter.”

Walker continued, “Our strong results in fiscal 2022 have been driven by five key factors.  First, the markets we have chosen to serve are large and growing.  These market conditions provide us with significant opportunities for growth and to increase our share of these markets.  Second, our focus is on the most important and durable space within these markets.  The opportunities and challenges we help our clients address are very durable and provide us with the opportunity to partner with them in both favorable and more challenging times.  Third, our subscription model is a powerful engine that drives growth, recurring revenue, improved predictability of future revenues, and a high flow through of revenue to profitability and cash flow.  Fourth, we have compelling opportunities for growth.  The combination of the large and growing markets we serve, the importance of the challenges we help our clients address, and the strength of our subscription business model create a number of exciting global growth opportunities.  And fifth, our strong cash flow has and can be invested to create additional value for shareholders.  We believe these factors will combine to produce continued growth in revenues, Adjusted EBITDA, and cash flows both in the remainder of fiscal 2022 and in future periods.”

Financial Overview

The following is a summary of financial results for the third quarter of fiscal 2022:

▪

Net Sales:  Consolidated sales for the quarter ended May 31, 2022 increased 13% to $66.2 million, compared with $58.7 million in the third quarter of fiscal 2021.  The Company was pleased with the continued strength of the All Access Pass and Leader in Me subscription-based services and believes its electronic delivery capabilities (including the delivery of subscription services live-online) of these offerings have allowed its business performance to remain strong even during the pandemic and ongoing recovery.  For the third quarter of fiscal 2022, Enterprise Division sales grew 11%, or $4.9 million, to $50.0 million compared with $45.1 million in fiscal 2021, despite significantly decreased sales in China and Japan during the quarter, primarily as a result of the ongoing pandemic and its impact on those economies.  AAP subscription and subscription services sales increased 32% to $39.1 million, and annual revenue retention remained strong at well above 90%.  Increased subscription sales are initially deferred and recorded on the Company’s balance sheet, and provide a solid base for growth in future periods.  Decreased sales in China and Japan were partially offset by increased sales in the

Company’s other international direct offices as the economies in those countries improved during the quarter.  International licensee revenues continue to improve and increased 9% compared with the prior year, despite the resurgence of COVID-19 and new lockdowns, especially in Asia and certain other countries.  Education Division sales grew 21%, or $2.5 million, to $14.4 million compared with $11.9 million in the third quarter of fiscal 2021.  Education Division sales grew on the strength of increased consulting, coaching, and training days delivered during the quarter, increased recognition of previously deferred revenue related to Leader in Me subscriptions, and increased training and classroom material sales.

▪

Deferred Subscription Revenue and Unbilled Deferred Revenue:  At May 31, 2022, the Company had $116.5 million of billed and unbilled deferred subscription revenue, a 21%, or $19.9 million increase over the balance at May 31, 2021.  This total includes $68.5 million of deferred subscription revenue which was on its balance sheet, a 24%, or $13.2 million increase compared with deferred subscription revenue at May 31, 2021.  At May 31, 2022, the Company had $48.0 million of unbilled deferred revenue, a 16%, or $6.7 million increase compared with $41.3 million of unbilled deferred revenue at May 31, 2021.  Unbilled deferred revenue represents business (typically multi-year contracts) that is contracted but unbilled, and excluded from the Company’s balance sheet.

▪

Gross profit:  Gross profit increased to $55.1 million in the third quarter compared with $45.9 million in fiscal 2021.  The Company’s gross margin for the quarter ended May 31, 2022 remained strong and was 77.3 percent of sales compared with 78.2 percent in the prior year.

▪

Operating Expenses:  The Company’s operating expenses for the quarter ended May 31, 2022 increased $2.4 million compared with the third quarter of fiscal 2021, which was primarily due to a $2.5 million increase in selling, general, and administrative (SG&A) expenses.  Despite the increase in SG&A expenses, as a percent of sales, SG&A expenses decreased to 64.4 percent in fiscal 2022 compared with 68.3 percent in the prior year.  The Company’s SG&A expenses increased primarily due to increased associate costs, resulting from new personnel and increased salaries; increased commissions on higher sales; increased travel expense; and increased marketing and advertising expenses.

▪

Operating Income:  As a result of increased sales and a continued strong gross margin, the Company’s income from operations for the third quarter of fiscal 2022 improved 91%, or $2.8 million, to $5.9 million compared with $3.1 million in the third quarter of fiscal 2021.

▪	Pre-Tax Income: The Company’s pre-tax income for the quarter increased 114%, or $3.0 million, to $5.6 million, compared with $2.6 million in the third quarter of the prior year.
▪

Income Taxes:  The Company recognized an income tax benefit for the quarter ended May 31, 2022 of $1.6 million on pre-tax income of $5.6 million, for an effective income tax benefit rate of approximately 29 percent, compared with an effective tax benefit rate of approximately 390 percent in the third quarter of the prior year.  The income tax benefit in fiscal 2022 resulted primarily from the utilization of $3.0 million of foreign tax credits which were not expected to be used and had a valuation allowance against them, as well as a $0.5 million tax benefit from the federal tax deduction for Foreign-Derived Intangibles Income (FDII), which were partially offset by disallowed deductions for executive compensation.  The Company’s unusual income tax benefit in fiscal 2021 was primarily the result of a $10.9 million reduction in the valuation allowance against certain deferred tax assets, based on a return to a three-year cumulative pre-tax income measurement during the third quarter of fiscal 2021 and the outlook for continued strong financial performance.

▪

Net Income:  As a result of the factors described above, the Company’s third quarter net income was $7.2 million, or $0.51 per diluted share, compared with $12.8 million, or $0.90 per diluted share, in the prior year.

▪

Adjusted EBITDA:  Adjusted EBITDA for the quarter ended May 31, 2022 improved 27%, or $2.3 million, to $10.9 million compared with $8.6 million in the third quarter of the prior year, reflecting increased sales and strong gross margin.

▪

Cash Flows, Liquidity, and Financial Position Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $52.1 million of cash at May 31, 2022, and no borrowings on its $15.0 million line of credit, compared with $47.4 million of cash with no borrowings on its line of credit at August 31, 2021.  Cash flows from operating activities for the first three quarters of fiscal 2022 were strong and increased 28% to $39.5 million, compared with $30.9 million in the first three quarters of fiscal 2021.

▪

Common Shares Repurchased:  During the third quarter of fiscal 2022, the Company repurchased 499,411 shares of its common stock for $20.3 million in cash on the open market.  The Company may repurchase shares of its common stock at its sole discretion under the terms of a Board approved repurchase plan.  At May 31, 2022 the Company had $19.5 million of remaining availability on its current Board approved repurchase plan.

Fiscal 2022 Year-to-Date Financial Results

Consolidated revenue for the first three quarters of fiscal 2022 increased 19%, or $28.8 million, to $184.0 million compared with $155.2 million in the first three quarters of fiscal 2021.  Increased sales for the three quarters ended May 31, 2022 were primarily due to continued strong sales of subscription and subscription-related services, including the All Access Pass in the Enterprise Division and the Leader in Me membership in the Education Division.  Enterprise Division sales for the first three quarters of fiscal 2022 increased 16%, or $19.6 million, to $142.2 million compared with $122.6 million in the first three quarters of the prior year.  AAP subscription and subscription services sales increased 29% to $104.2 million, and annual revenue retention remained strong at well above 90%.  For the three quarters ended May 31, 2022, sales increased in each of the Company’s foreign direct offices, except China, and improved 6% for the combined offices compared with the first three quarters of fiscal 2021.  International licensee revenues continue to improve and increased 10% compared with the prior year.  Education Division sales grew 33%, or $9.3 million, to $37.2 million compared with $27.9 million for the three quarters ended May 31, 2021.  Education Division sales grew primarily due to increased consulting, coaching, and training days delivered during the year, increased recognition of previously deferred revenue related to Leader in Me subscriptions, and increased training and classroom material sales.  Gross profit for the three quarters ended May 31, 2022 increased 19%, or $23.2 million, to $142.8 million compared with $119.6 million in the first three quarters of fiscal 2021.  Gross margin for the first three quarters of fiscal 2022 remained strong and improved to 77.6% of sales compared with 77.1% in the first three quarters of fiscal 2021.

Operating expenses for the three quarters ended May 31, 2022 increased $12.0 million compared with the first three quarters of fiscal 2021, primarily due to increased SG&A expenses.  Despite the increase in SG&A expenses during the first three quarters of fiscal 2022, as a percent of sales, SG&A expenses decreased to 65.2 percent in fiscal 2022 compared with 69.2 percent in the corresponding period of the prior year.  Increased SG&A expense was primarily due to increased associate costs resulting from new personnel, increased salaries, and the acquisition of Strive in the third quarter of fiscal 2021; increased commissions on higher sales; increased marketing expenses; increased stock-based compensation expense; and increased travel expense.  The Company’s income from operations through May 31, 2022 improved significantly to $15.0 million compared with $3.8 million in the first three quarters of fiscal 2021.  Adjusted EBITDA for the first three quarters of fiscal 2022 increased 66%, or $11.4 million, to $28.9 million, compared with $17.4 million in the first three quarters of fiscal 2021.  Pre-tax income also increased significantly to $13.8 million during fiscal 2022 compared with $2.2 million in fiscal 2021.  The Company’s effective income tax rate was approximately 7% for the first three quarters of fiscal 2022 compared with an effective benefit rate of 434% in fiscal 2021.  The Company’s fiscal 2022 effective tax rate was reduced by the utilization of foreign tax credits and a benefit from FDII.  The highly unusual benefit rate in fiscal 2021 was primarily the result of a $10.9 million reduction in the valuation reserve on certain deferred income tax assets.  Despite the significant change in effective tax rates, the Company’s net income for the first three quarters of fiscal 2022 increased to $12.9 million, or $0.90 per diluted share, compared with $11.8 million, or $0.84 per diluted share, for the three quarters ended May 31, 2021.

Fiscal 2022 Outlook

Based on the Company’s strong performance in the first three quarters of fiscal 2022, and anticipated results for the fourth quarter, the Company is pleased to increase its guidance for fiscal 2022 and now expects Adjusted EBITDA to total between $40 million and $41.5 million.  The middle of this range reflects over 45% growth in Adjusted EBITDA compared with the $28.0 million achieved in fiscal 2021.  The Company remains confident in the strength of the All Access Pass and Leader in Me membership subscriptions, which have driven Franklin Covey’s growth trajectory across recent years, and which have remained strong during the pandemic and ongoing recovery, will drive continued growth in the fourth quarter of fiscal 2022 and subsequent years.  However, the Company’s growth trajectory in the fourth quarter is expected to be impacted by 1) ongoing business disruptions in China and Japan resulting from the COVID-19 pandemic and economic conditions in those countries; 2) the timing of Education coaching days, which were concentrated in the fourth quarter of fiscal 2021 as pandemic restrictions loosened, but were recognized more evenly during fiscal 2022; and 3) investments in new personnel, including sales and sales support positions.

Earnings Conference Call

On Wednesday, June 29, 2022, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the third quarter of fiscal 2022.  Interested persons may participate by dialing 866-374-5140 (International participants may dial 404-400-0571), access code: 88618956.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/xj3muxve.  A replay of the webcast will remain accessible through July 13, 2022 on the Investor Relations area of the Company’s Web site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; the ability of the Company to operate effectively during and in the aftermath of the COVID-19 pandemic; impacts from global economic and supply chain disruptions resulting from international conflicts; expectations regarding the economic recovery from the pandemic; renewals of subscription contracts; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; inflation; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concept of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) which is a non-GAAP measure.  The Company defines Adjusted EBITDA as net income excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global public company, specializing in organizational performance improvement.  We help organizations achieve results that require lasting changes in human behavior.  The Company’s world-class solutions enable greatness in individuals, teams, and organizations and are accessible through the FranklinCovey All Access Pass®.  These solutions are available across multiple delivery modalities, including online presentations, in 21 languages.  Clients have included organizations in the Fortune 100,  Fortune 500, thousands of small and mid-sized businesses, numerous government entities, and educational institutions.  FranklinCovey has directly owned and licensee partner offices providing professional services in more than 160 countries and territories.

mailto:investor.relations@franklincovey.com	mailto:Debra.Lund@franklincovey.com
Investor Contact: Franklin Covey Boyd Roberts 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2022	2021	2022	2021

Net sales	$66,176	$58,736	$184,035	$155,223
Cost of sales	15,044	12,829	41,190	35,589
Gross profit	51,132	45,907	142,845	119,634

Selling, general, and administrative	42,637	40,132	120,042	107,439
Depreciation	1,217	1,423	3,686	4,904
Amortization	1,329	1,238	4,106	3,503
Income from operations	5,949	3,114	15,011	3,788
Interest expense, net	(384)	(509)	(1,226)	(1,577)
Income before income taxes	5,565	2,605	13,785	2,211
Income tax benefit (provision)	1,597	10,149	(933)	9,605
Net income	$7,162	$12,754	$12,852	$11,816

Net income per common share:
Basic and diluted	$0.51	$0.90	$0.90	$0.84

Weighted average common shares:
Basic	14,173	14,145	14,244	14,068
Diluted	14,175	14,156	14,273	14,133

Other data:
Adjusted EBITDA(1)	$10,876	$8,563	$28,850	$17,402

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2022	2021	2022	2021
Reconciliation of net income to Adjusted EBITDA:
Net income	$7,162	$12,754	$12,852	$11,816
Adjustments:
Interest expense, net	384	509	1,226	1,577
Income tax provision (benefit)	(1,597)	(10,149)	933	(9,605)
Amortization	1,329	1,238	4,106	3,503
Depreciation	1,217	1,423	3,686	4,904
Stock-based compensation	2,369	2,370	5,987	5,127
Increase in the fair value of contingent
consideration liabilities	12	118	60	164
Business acquisition costs	-	300	-	300
Government COVID assistance	-	-	-	(234)
Gain from insurance settlement	-	-	-	(150)

Adjusted EBITDA	$10,876	$8,563	$28,850	$17,402

Adjusted EBITDA margin	16.4%	14.6%	15.7%	11.2%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2022	2021	2022	2021
Sales by Division/Segment:
Enterprise Division:
Direct offices	$47,416	$42,704	$134,037	$115,185
International licensees	2,610	2,395	8,196	7,421
	50,026	45,099	142,233	122,606
Education Division	14,439	11,899	37,202	27,874
Corporate and other	1,711	1,738	4,600	4,743

Consolidated	$66,176	$58,736	$184,035	$155,223

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$38,144	$34,678	$108,294	$93,201
International licensees	2,340	2,069	7,344	6,454
	40,484	36,747	115,638	99,655
Education Division	9,790	8,179	24,749	17,510
Corporate and other	858	981	2,458	2,469

Consolidated	$51,132	$45,907	$142,845	$119,634

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$9,978	$8,894	$28,664	$21,729
International licensees	1,303	821	4,418	3,608
	11,281	9,715	33,082	25,337
Education Division	1,887	1,132	1,798	(2,010)
Corporate and other	(2,292)	(2,284)	(6,030)	(5,925)

Consolidated	$10,876	$8,563	$28,850	$17,402

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 31,	August 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$52,068	$47,417
Accounts receivable, less allowance for
doubtful accounts of $4,345 and $4,643	50,430	70,680
Inventories	3,356	2,496
Prepaid expenses and other current assets	16,233	16,115
Total current assets	122,087	136,708

Property and equipment, net	9,591	11,525
Intangible assets, net	45,993	50,097
Goodwill	31,220	31,220
Deferred income tax assets	6,269	4,951
Other long-term assets	13,236	15,153
	$228,396	$249,654

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$5,835	$5,835
Current portion of financing obligation	3,119	2,887
Accounts payable	8,067	6,948
Deferred subscription revenue	66,646	74,772
Other deferred revenue	16,646	11,117
Accrued liabilities	28,570	34,980
Total current liabilities	128,883	136,539

Notes payable, less current portion	8,490	12,975
Financing obligation, less current portion	8,794	11,161
Other liabilities	6,908	8,741
Deferred income tax liabilities	375	375
Total liabilities	153,450	169,791

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	217,862	214,888
Retained earnings	76,443	63,591
Accumulated other comprehensive income (loss)	(203)	709
Treasury stock at cost, 13,218 and 12,889 shares	(220,509)	(200,678)
Total shareholders' equity	74,946	79,863
	$228,396	$249,654